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                                                                     EXHIBIT 4.6

                       AMENDMENT FOUR TO AGENTED REVOLVING
                         CREDIT AND TERM LOAN AGREEMENT

      This Amendment Four to Agented Revolving Credit and Term Loan Agreement ("Amendment") is dated effective July 19, 2004, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation ("Orchids"), ORCHIDS ACQUISITION GROUP, INC., a Delaware corporation ("OAG") ("Orchids" and "OAG" are referred to herein, separately and collectively, as "Borrower"), and BANK OF OKLAHOMA, N.A. ("BOK") and INTERNATIONAL BANK OF COMMERCE (F/K/A LOCAL OKLAHOMA BANK) ("IBC") (BOK and IBC are referred to herein individually as a "Bank" and collectively as the "Banks"), and BANK OF OKLAHOMA, N.A., as agent for the Banks hereunder (in such capacity, "Agent").

                                    RECITALS

      A. Reference is made to the Agented Revolving Credit and Term Loan Agreement by and among Orchids, Banks and Agent, dated October 15, 2002 and amended October 14, 2003, January 14,2004, and March 1,2004, among Borrower and Banks ("Credit Agreement"), pursuant to which currently exists: (i) a $13,500,000 term loan; and (ii) a $5,000,000 revolving line of credit. Terms used herein shall have the meanings given in the Credit Agreement, unless otherwise defined herein.

      B. Borrower has requested that Banks amend the Credit Agreement to reflect that (i) the $13,500,000 term loan is being reduced to $11,764,819.37, and new payment amounts will go into effect under the Term Notes, (ii) the new $3,898,851.98 equipment loan from BOK to Borrower does not violate any covenants or provisions of the Credit Agreement; and (ii) the required ratio of Funded Debt to EBITDA shall be temporarily increased; and Banks have agreed to accommodate Borrower's request, subject to the terms and conditions of this Amendment.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the representations and warranties contained herein and for valuable consideration received, the parties agree to the following:

      1. Acknowledgment of Equipment Loan. The Banks hereby acknowledge that on July 8,2004, Borrower executed a Loan Agreement, Promissory Note, Security Agreement and certain other related documents in favor of BOK, under which BOK advanced funds to Borrower in the amount of $3,898,851.98 ("Equipment Loan") for the purpose of refinancing the lease with Banc One Leasing Corporation ("Lease"), the terms of which are contained in Lease Agreement #1000110724 dated August 31, 2000. The Banks hereby acknowledge and agree that the Equipment Loan is a refinance of the Lease previously disclosed to Banks by inclusion on Schedule "7.4" of the Credit Agreement, and that Borrower's entering into the Equipment Loan shall not be construed as a violation of any covenants contained in the Credit Agreement, including, without limitation, Section 7.2 (Debt). In addition, the Banks hereby acknowledge and agree that BOK shall be the sole lender under the Equipment Loan, not the Agent for the Banks, and that the Equipment Loan shall not be subject to any agency provisions contained in the Credit Agreement, including, without limitation, those contained in Section 10 (Agency Provisions).

      2. No Violation of Capital Expenditures Covenant. The Banks hereby acknowledge and agree that the Equipment Loan shall not be considered an expenditure for a fixed or capital asset for

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purposes of computation of Section 8.5 (Capital Expenditures), and Borrower's
entering into the Equipment Loan shall not trigger an Event of Default thereunder.

      3. Intercreditor Provisions. IBC hereby specifically acknowledges and agrees, as follows:

            a. Any security interest IBC may have in the collateral listed on Schedule "3(a)" hereto ("BOk Collateral") shall be and is hereby made inferior and subordinate in priority to the security interest of BOk therein. The subordination and priorities herein specified are applicable irrespective of the time or order of attachment or perfection of security interests; the time or order of filing or recording financing statements; or the time of giving or failure to give notice of the acquisition or expected acquisition of purchase money or other security interests.

            b. Until BOk has notified IBC that the Equipment Loan has finally been paid in full, except to the extent necessary to preserve IBC's subordinated claim in the BOk Collateral, IBC hereby agrees not to enforce its security interest in any of the BOk Collateral, nor to attach, levy upon, execute against, exercise any rights to, assert any claim on or interest in, take any action against, or institute any proceedings with respect to any of the BOk Collateral.

            c. IBC hereby agrees that if at any time it should receive or otherwise be in possession of any of the BOk Collateral or any money, property, or proceeds at any time and from time to time through foreclosure and bankruptcy or insolvency proceedings or otherwise under or with respect to any of its liens and security interests in property constituting BOk Collateral, the BOk Collateral and such money, property, and proceeds relating thereto shall, until the Equipment Loan is finally paid in full, be received or held by IBC or its agent as bailee in trust for BOk, segregated from all other properties it owns or holds, and IBC or its agent shall turn over to BOk the identical remittances as promptly as possible with all necessary endorsements thereon to be applied by BOk, for application as BOk may from time to time elect, to the payment of all costs and expenses including reasonable attorney fees and legal expenses incurred by BOk in seeking to collect or enforce any rights under any of the BOk Collateral and in seeking to collect the Equipment Loan and to enforce rights under any agreement or instrument relating to the Equipment Loan or any of the BOk Collateral, and to the payment of the remainder of the Equipment Loan.

      4.    Amendments to the Credit Agreement.

            4.1. Section 1.2 (Adjusted LIBOR Rate) is hereby deleted and replaced with the following:

                  "1.2. "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus the
            LIBOR Rate Margin. The Adjusted LIBOR Rate shall be recalculated by Agent (which determination shall be conclusive subject to manifest error) on not less than a quarterly basis, upon Agent's receipt of Borrower's quarterly financial statements."

      From the date of this Amendment to the first recalculation, the Adjusted LIBOR Rate shall be set at the LIBOR Rate on the date of this Amendment plus four and one quarter of one percent (4.25%) percent per annum, with the first recalculation to be effected upon Agent's receipt of Borrower's September 30, 2004, consolidated, quarterly financial statement.

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            4.2.  Section 1.3 (Adjusted Prime Rate) is hereby deleted and replaced with the following:

                  "1.3. "Adjusted Prime Rate" shall mean the Prime Rate plus the
            Prime Rate Margin. The Adjusted Prime Rate shall be recalculated by Agent (which determination shall be conclusive subject to manifest error) on not less than a quarterly basis, upon Agent's receipt of Borrower's quarterly financial statements."

      From the date of this Amendment to the first recalculation, the Adjusted Prime Rate shall be set at the Prime Rate on the date of this Amendment plus one and one-half of one percent (1.5%) per annum, with the first recalculation to be effected upon Agent's receipt of Borrower's September 30, 2004, consolidated, quarterly financial statement.

            4.3. Section 8.1 (Funded Debt to EBITDA) of the Credit Agreement is hereby deleted and replaced with the following:

                  "8.1. Funded Debt to EBITDA. Maintain, tested on the last day of each fiscal quarter, a ratio of Funded Debt for the preceding four consecutive fiscal quarters of Borrower to EBITDA for the preceding four consecutive fiscal quarters of Borrower of not greater than 4.0 to 1 until December 31, 2005, and 3.5 to 1 thereafter."

            4.4. The Term Notes, attached to the Credit Agreement as Schedules "1.75(a)" and "1.75(b)" are hereby replaced with the promissory notes attached hereto as Schedules )"4.4(a)" and "4.4(b)" (the "Replacement Notes").

      5. Conditions Precedent. This Amendment and each Bank's commitments hereunder are conditioned upon satisfaction of the following at or before closing.

            5.1.  Borrower shall execute and deliver to Banks this Amendment.

            5.2. Borrower shall execute and deliver to Banks the Replacement Notes.

            5.3. Borrower shall provide any and all documents, agreements and instruments related to this transaction, reasonably requested by the Banks.

      6. Borrower Ratification. Each Borrower hereby ratifies and confirms the Credit Agreement, and all instruments, documents and/or agreements executed and/or delivered by Borrower to Bank in connection therewith, and each Borrower represents to Banks that: (i) they remain in full force and effect; (ii) all representations and warranties made thereunder are true and correct as of the date hereof; (iii) no Subsidiary of Borrower has been created or acquired which would be subject to Section 6.12 of the Credit Agreement; and (iv) no Event of Default exists or will result from the execution of this Amendment.

      7. Governing Law and Binding Effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma, and shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

      8. Costs, Expenses and Fees. Borrower agrees to pay all costs, expenses and fees incurred by the Banks or otherwise in connection herewith, including, without limitation, all reasonable attorney fees, costs and expenses of Riggs, Abney, Neal, Turpen, Orbison & Lewis.

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      9.    Multiple Counterparts. This Amendment may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

      10. Further Assurances. Borrower will immediately execute and deliver to the Banks upon request all such other and further instruments as may be required or desired by the Banks from time to time in compliance with or in accomplishment of the covenants and agreements of Borrower made in this Amendment and such other instruments and documents referred to or mentioned herein, all as may be necessary or appropriate in connection therewith.

                            [Signature Pages to Follow]

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed.

                                 "Borrower"

                                 ORCHIDS PAPER PRODUCTS COMPANY

                                 By /s/  Keith R. Schroeder
                                    --------------------------------------------
                                    Keith R. Schroeder, Chief Financial Officer

                                 ORCHIDS ACQUISITION GROUP, INC.

                                 By /s/ Keith R. Schroeder
                                    --------------------------------------------
                                    Keith R. Schroeder, Executive Vice President

                                 BANK OF OKLAHOMA, N.A., as Bank and Agent

                                 By /s/  Stephen R. Wright
                                    --------------------------------------------
                                    Stephen R. Wright, Senior Vice President

                                 INTERNATIONAL BANK OF COMMERCE (F/K/A LOCAL
                                 OKLAHOMA BANK), as Bank

                                 By /s/ Gina Volturo
                                    --------------------------------------------
                                    Gina Volturo, SVP

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